Exhibit 10.2

EXECUTION COPY

$79,000,000

AMENDED AND RESTATED TERM LOAN AGREEMENT

among

WHEELING-PITTSBURGH CORPORATION,

WHEELING-PITTSBURGH STEEL CORPORATION,

as Borrower,

The Lenders from Time to Time Parties Hereto,

and

ESSAR STEEL HOLDINGS LIMITED,

as Administrative Agent

Dated as of May 5, 2008

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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SCHEDULES:

1.1A	Mortgaged Property
1.1E	Profit Sharing Note Terms
1.1F	Environmental Budget
3.4	Consents, Authorizations, Filings and Notices
3.8	Ownership of Property; Liens
3.10	Tax Claims
3.13	ERISA Matters
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)-1	Mortgage Filing Jurisdictions
3.19(b)-2	Owned and Leased Real Property
3.23	Insurance
3.24	Deposit and Disbursement Accounts
3.25	Government Contracts
3.27	Bonding; Licenses
5.12(b)	Commercially Reasonable Efforts Leasehold Mortgages
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.10	Affiliate Transactions
6.17	WP Steel Venture Activities

EXHIBITS:

A	Form of Ratio and Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Assumption
D	Form of Exemption Certificate
E	Form of Perfection Certificate
F	Form of Affiliate Guarantor Consent

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AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”), dated as of May 5, 2008, among Wheeling-Pittsburgh Corporation, a Delaware corporation (“Holdings”), Wheeling-Pittsburgh Steel Corporation, a Delaware corporation (the “Borrower”), ESSAR STEEL HOLDINGS LIMITED and any other lender from time to time party to this Agreement (the “Lenders”) and ESSAR STEEL HOLDINGS LIMITED, as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, Holdings, Borrower, Lloyds TSB Bank plc, as documentation agent, Australia and New Zealand Banking Group Limited, as syndication agent, Royal Bank of Canada, as administrative agent (the “Prior Administrative Agent”), Emergency Steel Loan Guarantee Board, as federal guarantor, West Virginia Housing Development Fund, as state guarantor, and the lenders from time to time party thereto prior to the date hereof (the “Prior Lenders”), are parties to that certain Term Loan Agreement dated as of July 31, 2003 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Loan Agreement”), pursuant to which the Prior Lenders agreed to make term loans to Borrower in the amount of two hundred fifty million dollars ($250,000,000) in the aggregate;

WHEREAS, effective as of the date hereof Essar Steel Holdings Limited has acquired the Loans from the Prior Lenders pursuant to the Essar Assignment (as defined below) and is the sole remaining Lender under the Prior Loan Agreement; and

WHEREAS, the Borrower, Holdings, the Prior Administrative Agent and the Lender have agreed to amend and restate the Prior Loan Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, for any day, the rate of interest per annum determined from time to time by JPMorgan Chase Bank, N.A. as its prime commercial lending rate for United States dollar loans in the United States for such day (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Administrative Agent”: Essar Steel Holdings Limited, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Guarantee Agreement”: collectively, the Affiliate Guarantee Agreement dated as of July 31, 2003 executed and delivered by Holdings, WP Steel Venture and each Subsidiary Guarantor, and the Affiliate Guarantee Agreement dated as of December 7, 2007 executed and delivered by Esmark.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Loans at such time to the Loans of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: 0.50% per annum.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.

“Bankruptcy Court”: the United States Bankruptcy Court for the Northern District of Ohio.

“Benefited Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Availability”: as defined under the Revolving Loan Agreement on the date hereof (as such definition and the terms used therein may be amended or otherwise modified from time to time, except that if any such amendment or other modification is not satisfactory to the Required Lenders, such definition, for purposes of this Agreement, shall be subject to such adjustments as the Administrative Agent may reasonably require in order for the calculation of the Borrowing Availability to be as consistent as practicable with the calculation thereof prior to such amendment or other modification); provided that after the Commitment Termination Date (subject to the satisfaction of the Required Lenders with the relevant defined terms and, in the absence of such satisfaction, subject to such adjustments as the Administrative Agent may reasonably require in order for the following calculation to be as consistent as practicable with the calculation of Borrowing Availability under the Revolving Loan Agreement prior to the Commitment Termination Date (with such adjustments thereto as may have been made as provided above)), “Borrowing Availability” shall mean, with respect to the revolving credit facility which replaces or refinances the Revolving Loan Agreement, an amount equal to the excess of (a) the lesser of (i) the total revolving commitment then in effect thereunder and (ii) the borrowing base, if any, then in effect, in each case after giving effect to reserves taken by the applicable agent under such replacement facility, over (b) an amount equal to the sum of (i) the aggregate principal amount of all revolving loans then outstanding thereunder, (ii) the aggregate then undrawn and unexpired amount of any letters of credit then outstanding thereunder, (iii) the aggregate amount of drawings under letters of credit thereunder that have not then been reimbursed by the Borrower and (iv) the aggregate principal amount of any swing line loans then outstanding thereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans, such day is also a day for trading by and between banks in Dollar deposits in the applicable interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government and which are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition fully backed by irrevocable standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: the occurrence of any of the following: (a) Esmark shall cease to own 100% of the Voting Interests in WPC or Esmark Steel Service Group, Inc. (“ESSG”); or (b) any Person or two or more Persons acting in concert other than Franklin Mutual Advisers LLC shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of Esmark (or other securities convertible into such Voting Interests) representing 20% or more of the combined voting power of all Voting Interests of Esmark; or (c) any Person or two or more Persons acting in concert other than Franklin Mutual Advisers LLC shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over Voting Interests of Esmark (or other securities convertible into such Voting Interests) representing 20% or more of the combined voting power of all Voting Interests of Esmark; or (d) WPC shall cease to own 100% of the Equity Interests in Wheeling-Pittsburgh Steel Corporation; or (e) Esmark or any of its Subsidiaries Disposes of property in a single or series of Dispositions (other than Dispositions permitted under Section 6.5(a) through (d), inclusive) valued in the aggregate in excess of 5% of the total book value of the assets of Esmark and its subsidiaries; provided that the execution and delivery and consummation of the transaction contemplated by the Purchase Agreement shall not constitute a “Change of Control” hereunder.

“Closing Date”: August 1, 2003.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Coke Plant Joint Venture”: the joint venture known as Mountain State Carbon, LLC by and between the Borrower and SNA Carbon, LLC (“SNA”), a Delaware limited liability company and wholly-owned subsidiary of Severstal North America, Inc., a Delaware corporation, pursuant to the Amended and Restated Limited Liability Company Agreement of Mountain State Carbon, LLC dated as of September 29, 2005 between the Borrower and SNA (the “Mountain State Carbon LLC Agreement”).

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created by any Security Document.

“Collateral Agent”: Wilmington Trust Company in its capacity as Collateral Agent under the Security Documents or its successor appointed in accordance with the terms thereof.

“Commitment Termination Date”: as defined under the Revolving Loan Agreement.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that after the effective date of the Plan of Reorganization is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, Proceeds from any Business Interruption Insurance claims, or other such claims made in 2005, shall not be included in the definition of Consolidated EBITDA, (e) non-cash deferred compensation (provided, that any cash payment made in future periods on account of such deferred compensation expense shall be deducted from Consolidated Net Income for such future periods), (f) any extraordinary unusual or nonrecurring expenses or losses, and losses on sales outside of the ordinary course of business, (g) non-cash charges in connection with buyout payments, VEBA Trust and profit sharing payments made to employees, (h) compensation paid in Capital Stock of Holdings or any of its Subsidiaries, (i) contributions by the Borrower to the VEBA Trust of Capital Stock of Holdings (including amounts contributed on the Closing Date), and (j) any non-cash charges in connection with other post-retirement employee benefits (OPEB), and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income (it being understood that non-cash income representing equity in the earnings of a joint venture shall be calculated to be net of cash dividends received by Holdings and its Subsidiaries on account of ownership interests in such joint venture), (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, (c) cash pension expenses in excess of those included in the statement of Consolidated Net Income for such period and (d) cash expenses relating to other post-retirement employee benefits (OPEB) to the extent not included in the statement of Consolidated Net Income, all as determined on a consolidated basis. In connection with any Material Acquisition, Holdings shall provide the Administrative Agent with (i) a certificate of a responsible officer of the selling Person, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the Consolidated EBITDA attributable to the property being sold by such Person during each of the previous two fiscal years and any interim fiscal period and (ii) any other information reasonably requested by the Administrative Agent in connection with the Material Acquisition.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Constitutive Documents”: as defined in Section 4.1(j).

“Consumers Mining”: Consumers Mining Company, a Pennsylvania corporation.

“Continuing Directors”: the directors of Holdings on the Effective Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Exercise Notice”: as defined in Section 9.16(a).

“Convertible Promissory Notes”: those certain Senior Subordinated Unsecured Convertible Promissory Notes issued by Holdings in the aggregate principal amount of $50,000,000 pursuant to, and in substantially the form attached to, that certain Note Purchase Agreement dated as of March 15, 2007, between Holdings and each investor a party thereto.

“Current Asset Intercreditor Agreement”: the Intercreditor Agreement, dated as of July 31, 2003, among Holdings, the Borrower, certain of their Subsidiaries, the inventory and receivables security agent under the Revolving Loan Agreement and the Collateral Agent.

“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

“E2 Acquisition”: the acquisition and related transactions described in the Purchase and Sale Agreement, dated as of August 1, 2007, by and among Mittal Steel USA Inc., ISG Sparrows Point LLC, ISG Acquisition Inc., Mittal Steel USA—Venture Inc., ISG Technologies Inc., Mittal Steel USA - Railways Inc., Bethlehem Acquisition Co. and BIP Acquisition Sub, Inc.

“E2 Transaction Costs”: transaction costs paid or payable in connection with the E2 Acquisition.

“Effective Date”: May 5, 2008 or, if later, the first date on which all of the conditions precedent set forth in Section 4.1 have been satisfied or waived by the Administrative Agent.

“Environmental Indemnity Agreement”: the Environmental Indemnity, dated as of July 31, 2003, by Holdings and Borrower in favor of the Administrative Agent and the Lenders.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, guidelines, agreements with or requirements of any Governmental Authority or other Requirements of Law (including principles of common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or of human health or employee health and safety, as has been, is now or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions, and any other authorization pursuant to any Environmental Law.

“Equity Interests”: with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Esmark”: Esmark Incorporated, a Delaware corporation.

“Essar Assignment”: the Assignment and Assumption made by each of the Prior Lenders and the Prior Administrative Agent in favor of Essar Steel Holdings Limited, as assignee of the Loans hereunder, and effective as of the date hereof, which shall be in the form of Exhibit C hereto with such changes as Essar Steel Holdings Limited may reasonably require.

“ESSG Term Loan Agreement”: the Term Loan Agreement dated as of the date hereof among Esmark Steel Service Group, Inc. as borrower, Esmark, the other loan parties party thereto, the lenders party thereto and Essar Steel Holdings Limited, as administrative agent.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent (including Page LIBO 01) or, in the absence of such availability, by reference to the rate at which JPMorgan Chase Bank, N.A. is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Event of Default”: any of the events specified in Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Existing Credit Policies”: the credit policies and procedures of the Borrower as in effect on the Effective Date.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(a).

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, supervisory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Holdings”: Wheeling-Pittsburgh Corporation, a Delaware corporation.

“Inactive Subsidiary”: a Subsidiary which (i) owns no assets, (ii) engages in no business and (iii) has no Indebtedness.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person (other than the Power Service Agreement Accounting Lease), (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7.1(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiple Employer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: as to any Loan, the last day of the Interest Period for such Loan and the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Loan, (a) initially, the period commencing on the Effective Date and ending three months thereafter; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending three months thereafter; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 6.8.

“Joint Ventures”: Ohio Coatings Company, an Ohio corporation, Feralloy-Wheeling Specialty Processing Co., a Delaware partnership, and the Coke Plant Joint Venture.

“Junction Note”: the 7% Note in the aggregate principal amount of $3,000,000 issued to Junction Industries, Inc.

“Junior Current Asset Security Agreement”: the Junior Current Asset Security Agreement dated July 31, 2003 executed and delivered by Holdings, the Borrower and each of their Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Administrative Agent, the Lenders and the other secured parties party thereto.

“JV Pledge Agreements”: the JV Pledge Agreements dated July 31, 2003 executed and delivered by the Borrower in favor of the Collateral Agent for the benefit of the Administrative Agent, the Lenders and the other secured parties party thereto with respect to the Borrower’s interests in each of the Joint Ventures.

“JV Supply Agreements”: collectively, (i) the Raw Materials Supply Agreement, dated as of March 25, 1994, between the Borrower and Ohio Coatings Company, (ii) the Amended and Restated Supply Agreement, dated as of March 29, 1993, between the Borrower and Wheeling-Nisshin, Inc. and (iii) the Processing Agreement, dated as of March 15, 1999, between the Borrower and Wheeling-Nisshin, Inc., and (iv) the Coke Supply Agreement, dated as of September 29, 2005, between the Borrower and Mountain State Carbon LLC.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loans”: as defined in Section 2.1.

“Loan Documents”: this Agreement, the Security Documents, the Affiliate Guarantee Agreement, the Environmental Indemnity Agreement, the PPE Access Agreement and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Master Labor Agreement”: the Agreement, dated August 1, 2003, between Holdings, the Borrower and the United Steelworkers of America, AFL-CIO-CLC Production & Maintenance Office & Clerical Nurses Plant Protection.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $1,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, performance, prospects, operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder, or (c) the ability of the Borrower to repay the Obligations or of the Loan Parties to perform their obligations under the Loan Documents.

“Material Environmental Loss”: the collective reference to the items set forth in (a) and (b) below, to the extent arising out of any Environmental Law or with respect to any Materials of Environmental Concern that either (i) exceed $2,500,000 individually, or $5,000,000 in the aggregate, or (ii) would have a Material Adverse Effect: (a) any costs to any Group Member relating to investigative, removal, remedial or other response activities, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, penalties and any associated engineering, legal and other professional fees (including without limitation, costs of defending or asserting any claim) in connection with any of the foregoing and (b) any other losses to any Group Member; provided that any costs expended for the environmental issues set forth on the Environmental Reserves Table and Capital Expenditure Table attached as Attachment B of the React Report up to the amounts set forth in such tables, and, to the extent not included in such amounts, any costs incurred in any fiscal year up to the budgeted amount set forth in Schedule 1.1F for such fiscal year, shall be excluded from the calculation of any Material Environmental Loss.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds, pollutants, contaminants, radioactive substances, or other substances, whether or not defined as hazardous or toxic under any Environmental Law that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.

“Maturity Date”: the earlier of (i) the fifteenth day following the Merger (as defined in the Purchase Agreement) and (ii) June 1, 2009.

“Monessen Southwestern Railway”: Monessen Southwestern Railway, a Pennsylvania corporation.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1A and any additional properties mortgaged pursuant to Section 5.12, as to which the Collateral Agent has been granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust in respect of the Mortgaged Properties made by any Loan Party prior to the date hereof in favor of, or for the benefit of, the Collateral Agent for the benefit of the Administrative Agent, the Lenders and the other secured parties party to the Security Agreement, and to the extent required to be entered into pursuant to Section 5.12 at any time after the date hereof, in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan”: a Single Employer Plan that (a) is maintained for employees of the Borrower or any Commonly Controlled Entity and at least one Person other than the Borrower and its Commonly Controlled Entities or (b) was so maintained and in respect of which the Borrower or any Commonly Controlled Entity could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Nevada IRB Supplemental Indenture”: the Supplemental Indenture of Trust, dated as of August 1, 2003, by and between the Director of the State of Nevada Department of Business and Industry and Crestar Bank.

“Non-Excluded Taxes”: as defined in Section 2.14(a).

“Non-U.S. Lender”: as defined in Section 2.14(d).

“Noteholder Trustee”: The Bank of New York, National Association, as successor to Bank One N.A., in its separate capacity as trustee under each of the Series A Indenture and Series B Indenture, together with any successors and assigns.

“Notes”: the collective reference to any promissory notes evidencing the Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Ohio Note”: the 3% Note due 2005 in the original aggregate principal amount of $6,985,000 issued to the State of Ohio.

“Ohio Pump House”: the Borrower’s pump house facility located in Steubenville, Ohio.

“Other ERISA Event”: (a) the application for a minimum funding waiver with respect to a Plan; (b) the cessation of operations at a facility of the Borrower or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; (c) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (d) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); (e) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; or (f) the withdrawal by the Borrower or any Commonly Controlled Entity from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA.

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes or other similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time after the effective date of the Plan of Reorganization, (i) any employee benefit plan that is covered by ERISA and is maintained for employees of the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, the Borrower or a Commonly Controlled Entity could have liability under Section 4069 of ERISA) or (ii) any Multiple Employer Plan.

“Plan of Reorganization”: the Plan of Reorganization of the Borrower approved by the Bankruptcy Court on June 18, 2003.

“Plan of Reorganization Indebtedness”: the collective reference to the Series A Notes, the Series B Notes, the WHX Subordinated Note, the Junction Note, the Ohio Note, the West Virginia Note and the obligations of the Borrower with respect to the Nevada IRB Supplemental Indenture and Virginia IRB Supplemental Indenture.

“Power Service Accounting Lease”: the Second Amended and Restated Energy Services Agreement dated July 31, 2003 between Mingo Junction Energy Center, LLC and Wheeling-Pittsburgh Steel Corporation.

“PPE Access Agreement”: the PPE Collateral Access Agreement dated as of July, 31, 2003, among Holdings, the Borrower, WP Steel Venture, the Collateral Agent and the other parties party to the Security Agreement.

“Prepayment Premium”: with respect to any principal amount prepaid, an amount equal to interest on such principal amount calculated for the period from the Effective Date to the date of prepayment of such principal amount at a rate equal to 6% per annum calculated on the basis of a 360-day year for the actual days elapsed. Such amount shall be in addition to interest paid or payable with respect to such principal amount under Section 2.9.

“Profit Sharing Notes”: the 6% profit sharing notes due 2011 to be issued after the Effective Date to the United Steelworkers of America in payment of obligations incurred from time to time by Holdings and the Borrower under the Master Labor Agreement and having the terms set forth in Schedule 1.1E and such other terms as are reasonably acceptable to the Administrative Agent.

“Projections”: as defined in Section 5.2(c).

“Purchase Agreement”: the Agreement and Plan of Merger to be entered into by and between Esmark and the company designated therein as the purchaser, relating to a tender offer for all of the shares of capital stock of Esmark.

“Ratio and Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“React Report”: the Phase I Environmental Site Assessment: Wheeling-Pittsburgh Steel Corporation prepared for the Administrative Agent by React Environmental Services, Inc. and dated June 18, 2003.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 9.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiple Employer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. Section 4043.

“Required Lenders”: at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans outstanding at such time.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer; provided that (i) with respect to the information and reports required pursuant to Section 5.1(b) and paragraphs (b), (c) and (i) of Section 5.2, Responsible Officer shall mean the chief financial officer and (ii) with respect to the report required by Section 5.2(g), Responsible Officer shall mean the Vice President with responsibility for environmental matters.

“Restricted Payments”: as defined in Section 6.6.

“Revolving Loan Agreement”: the Amended and Restated Revolving Loan Agreement dated as of July 8, 2005 among Holdings, the Borrower, the banks and other financial institutions from time to time party thereto, General Electric Capital Corporation, as administrative agent, General Electric Capital Corporation, as inventory and receivables security agent and documentation agent for the lenders, and the other agents named therein.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agreement”: the Security Agreement dated July 31, 2003 executed and delivered by Holdings, the Borrower and each of their Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Administrative Agent, the Lenders and the other secured parties party thereto.

“Security Documents”: the collective reference to the Security Agreement, the Junior Current Asset Security Agreement, each JV Pledge Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Current Asset Security Agreement”: the Senior Current Asset Security Agreement, dated as of July 31, 2003, by and among Holdings, Borrower, certain of their Subsidiaries and General Electric Capital Corporation, as inventory and receivables security agent for the benefit of the lenders party to the Revolving Loan Agreement.

“Series A Indenture”: the Indenture, dated as of August 1, 2003, among the Borrower, the guarantors named therein and the Noteholder Trustee, governing the terms of the Series A Notes.

“Series A Notes”: the senior notes due 2011 in the initial aggregate principal amount of $40,000,000.

“Series B Indenture”: the Indenture, dated as of August 1, 2003, among the Borrower, the guarantors named therein and the Noteholder Trustee, governing the terms of the Series B Notes.

“Series B Notes”: the senior notes due 2010 in the initial aggregate principal amount of $20,000,000.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business if operated in the ordinary course as of such date, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower. For purposes hereof, the Coke Plant Joint Venture shall not be treated as a Subsidiary of the Borrower until such time as Borrower and/or one or more Subsidiaries of Borrower shall have affirmatively exercised any rights, including any rights under the operating agreement of the Coke Plant Joint Venture, which would cause any of them to possess the power to elect more than 50% of the managers of the Coke Plant Joint Venture; provided, however, that for purposes of Sections 3.10, 3.13, 3.14 and 5.11 and for purposes of the definition of “Group Member”, the Coke Plant Joint Venture shall be treated as a Subsidiary of the Borrower at such time as Borrower and/or one or more Subsidiaries of Borrower shall have the present power to make such election, regardless of whether or not such power has been affirmatively exercised.

“Subsidiary Guarantor”: each Subsidiary of Holdings other than the Borrower or any Inactive Subsidiary.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Tranche A Loans”: as defined in the Prior Loan Agreement.

“Tranche B Loans”: as defined in the Prior Loan Agreement.

“Tranche C Loans”: as defined in the Prior Loan Agreement.

“Transferee”: any Assignee or Participant.

“United States”: the United States of America.

“VEBA Trust”: the “USWA-Wheeling-Pittsburgh Steel Corporation Retiree Welfare Benefits Plan Trust”, established by Borrower pursuant to its collective bargaining agreement with the United Steelworkers of America, AFL-CIO-CLC, for the purpose of funding welfare benefits for retired employees of Borrower.

“Virginia IRB Supplemental Indenture”: the Supplemental Indenture of Trust, dated as of August 1, 2003, by and between the Industrial Development Authority of Greensville County, Virginia and First Union National Bank.

“Voting Interests”: shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“West Virginia Note”: the Note due 2008 in the aggregate principal amount of $6,539,473.68 issued to the State of West Virginia Economic Development Agency.

“West Virginia Coke Production Plant”: the Borrower’s coke-producing facility located in Follansbee, West Virginia.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“WHX”: WHX Corporation, a Delaware corporation.

“WHX Subordinated Note”: the subordinated note due 2011 in the aggregate principal amount of $10,000,000 initially issued to WHX Corporation.

“WP Coal”: WP Coal Company, a West Virginia corporation.

“WP Steel Venture”: WP Steel Venture Corporation, a Delaware corporation.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Consolidation of Loans; New Loans. The outstanding principal amounts of the Tranche A Loans, Tranche B Loans and Tranche C Loans under the Prior Loan Agreement are hereby consolidated into a single borrowing, the aggregate principal amount of which on the Effective Date is $79,000,000 (the “Loans”), and the Borrower and Holdings acknowledge and agree that such amount is the outstanding principal amount of the Loans hereunder.

2.2 [Intentionally Reserved]

2.3 Repayment of Loans. On the Maturity Date, the Borrower shall repay to the Lenders the entire unpaid principal amount of the Loans.

2.4 [Intentionally Reserved]

2.5 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, together with the Prepayment Premium upon irrevocable notice delivered to the Administrative Agent no later than 2:00 P.M., New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest and the Prepayment Premium to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

2.6 Mandatory Prepayments. (a) If a Change of Control shall occur, the aggregate outstanding amount of the Loans shall be repaid in full on the date of such Change of Control, together with the amounts set forth in Section 2.6(b); provided that if the Administrative Agent shall have provided the Borrower and Esmark with a Conversion Exercise Notice prior to the date of such payment pursuant to Section 9.16(a) hereof, then the aggregate amount of principal, interest and any other amounts outstanding hereunder payable with respect to such Change of Control under this Section 2.6(a) shall be reduced by an amount up to the Conversion Amount (as defined in Section 9.16(a)) as specified in such Conversion Exercise Notice. If Esmark fails to issue common stock to the Administrative Agent as and when required under Section 9.16(a), then the amount specified in such Conversion Exercise Notice shall be immediately due and payable to the Administrative Agent by the Borrower.

(b) Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied in accordance with Section 2.12. Each prepayment of the Loans under Section 2.6 shall be accompanied by accrued interest and the Prepayment Premium to the date of such prepayment on the amount prepaid; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.

2.7 [Intentionally Reserved]

2.8 [Intentionally Reserved]

2.9 Interest Rates and Payment Dates. (a) After the Effective Date, each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

(b) Interest shall be payable in arrears on each Interest Payment Date.

(c) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such overdue amount shall bear interest at the rate determined in accordance with paragraphs (a) and (b) above until such principal amount is paid in full. If all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, or acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the amount specified in paragraph (a) above plus 2%.

2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower of each determination of a Eurodollar Rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (x) on the first day of such Interest Period the Loans shall bear interest at a rate per annum equal to ABR plus 3%.

2.12 Pro Rata Treatment and Payments.

(a) Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of Tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.13, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Loan, then on notice thereof and demand therefor by such Lender to Borrower made through the Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain Loans shall terminate and (ii) Borrower shall pay or convert in full all outstanding Loans owing to such Lender at the end of the applicable Interest Period (provided that if such Lender reasonably believes that it would be unlawful or that any central bank or other Governmental Authority would assert that it is unlawful to maintain such outstanding Loans, Borrower shall forthwith prepay in full all outstanding Loans owing to such Lender, together with interest accrued thereon).

2.14 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, any other Loan Document or the Purchase Agreement, or having taken any other actions in connection with such documents or the transactions contemplated therein). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) The Borrower shall timely pay any Non-Excluded Taxes or Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower (or other documentary evidence reasonably satisfactory to the Administrative Agent) showing payment thereof. The Borrower shall indemnify the Administrative Agent and the Lenders for such Non-Excluded Taxes or Other Taxes (to the extent paid by the Administrative Agent or the Lenders) and any incremental Taxes, interest or penalties that are due and payable by the Administrative Agent or any Lender as a result of any failure to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or failure to remit to the Administrative Agent the required receipts or other required documentary evidence. Such indemnification shall be made within 30 days from the date the Administrative Agent or such Lender makes written demand therefor.

(d) Each Lender (or Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9 (i) on or before the date on which it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and (ii) upon the reasonable request of the Borrower. Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming exemption from, or reduction of, U.S. federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the reasonable request of the Borrower as a result of the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. In accordance with applicable Treasury regulations, the Borrower may rely on the accuracy of the forms provided by a Non-U.S. Lender under this Section 2.14(d) absent actual knowledge or reason to know otherwise.

(e) [Intentionally Reserved]

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded

Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and perform their obligations hereunder, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as of the Effective Date unless otherwise specified, that:

3.1 Financial Condition. (a) The unaudited consolidated balance sheet of Holdings as at December 31, 2007, and the related unaudited consolidated statements of income and cash flows for the twelve-month period ended on such date, present fairly the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the twelve-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case that would be required to be disclosed in accordance with GAAP, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2007 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property except the sale of Wheeling Nisshin, Inc.

(b) In the case of each Joint Venture, to the best of the Borrower’s knowledge (it being understood that the Borrower has made no independent investigation thereof) the audited consolidated balance sheets of such Joint Venture as at December 31, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from an independent certified public accountant, present fairly the consolidated financial condition of such Joint Venture as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. To the best of the Borrower’s knowledge (it being understood that the Borrower has made no independent investigation thereof), the unaudited consolidated balance sheet of such Joint Venture as at March 31, 2008, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of such Joint Venture as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year end audit adjustments). To the best of the Borrower’s knowledge (it being understood that the Borrower has made no independent investigation thereof) all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). To the best of the Borrower’s knowledge (it being understood that the Borrower has made no independent investigation thereof), as of the Effective Date, no Joint Venture has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case that would be required to be disclosed in accordance with GAAP and that are not reflected in the most recent financial statements referred to in this paragraph. To the best of the Borrower’s knowledge (it being understood that the Borrower has made no independent investigation thereof), during the period from December 31, 2007 to and including the date hereof there has been no Disposition by a Joint Venture of any material part of its business or property.

(c) Holdings and its Subsidiaries maintain, in accordance with sound business practices and applicable law and rules and regulations issued by any Governmental Authority (i) a system of accounting, which includes maintenance of proper books and records, that permits preparation of financial statements in conformity with GAAP and provides reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any differences; and (ii) effective disclosure controls and procedures designed to ensure that material information relating to Holdings and its Subsidiaries is made known to Responsible Officers of Holdings in a timely manner.

3.2 No Change. Other than events separately disclosed to the Administrative Agent in writing prior to the Effective Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007. As of the Effective Date, there has been no development or event that has had a material adverse effect on the aggregate value of the “Collateral” as such term is defined in the Security Agreement or in the aggregate value of the “Collateral” as such term is defined in the JV Pledge Agreements (but in any case excluding “Collateral” as defined in the Junior Current Asset Collateral Agreement).

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the conduct of its business and operations as currently conducted.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental

Authority or any other Person is required in connection with the Plan of Reorganization and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. (a) The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the imposition of the Liens created by the Security Documents and the Senior Current Asset Security Agreement).

(b) No Group Member is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to impair the ability of the Group Members, taken as a whole, to perform their payment or other material obligation under the Loan Documents.

3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. No Group Member is subject to any final judgments, writs, injunctions or decrees of any Governmental Authority, compliance with which could be reasonably expected to have a Material Adverse Effect, or is in default with respect to any such judgment, writ, injunction or decree, which default could be reasonably expected to have a Material Adverse Effect.

3.7 No Default. No Group Member is in default under or with respect to any of its material Contractual Obligations. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Except as provided in Schedule 3.8, each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property reasonably necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, imposed on it or any of its property by any Governmental Authority or otherwise required to be paid by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of Holdings or the Borrower, no claim is being asserted, with respect to any such Taxes. Other than tax indemnity agreements in leasing transactions entered into in the ordinary course of business, no Group Member is a party to any Tax sharing agreement with any Person other than another Group Member, and Holdings is party to a tax allocation agreement with respect to the Mountain State Carbon Joint Venture. Schedule 3.10 is a true and complete list of each claim of a governmental unit of the kind entitled to priority in payment as specified in Section 502(i) and 507(a)(8) of the Bankruptcy Code, that Group Members will or expect to pay or to be required to pay during the six years immediately following the Effective Date.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 Labor Matters. (a) Other than ordinary course employee grievances which are not material in the aggregate, there are no strikes, boycotts, work stoppages, walkouts or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member are not and have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA. Except as set forth on Schedule 3.13 hereto, no Reportable Event (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan (other than a Multiemployer Plan), or is reasonably expected to occur. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except for such instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to result in a material liability. Except as set forth on Schedule

3.13 hereto, no termination of a Single Employer Plan has occurred or is reasonably expected to occur, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, or is reasonably expected to arise. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the Borrower nor any Commonly Controlled Entity has been notified or is aware that any Multiemployer Plan is in Reorganization or Insolvent or has been terminated within the meaning of Title IV of ERISA and no such Multiemployer Plan is reasonably expected to be in Reorganization, become Insolvent or be terminated within the meaning of Title IV of ERISA. No Other ERISA Event has occurred or is reasonably expected to occur.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Effective Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each direct and indirect Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of Holdings, including the Borrower, except as created by the Loan Documents.

3.16 [Intentionally Reserved]

3.17 Environmental Matters. Except as could not reasonably be expected to result in a Material Environmental Loss:

(a) each Group Member: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with, without expense; any additional Environmental Permits that could reasonably be expected to be required of it will be timely obtained and complied with, without expense; and compliance with any Environmental Law that is or could reasonably be expected to become applicable to it will be timely attained and maintained, without expense.

(b) to the knowledge of Holdings or the Borrower, Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs (other than ordinary and routine operating and maintenance costs consistent with historical expenditures) to any Group Member, or (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair market value, based on current use, of any real property owned by any Group Member.

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of the Borrower, threatened in writing.

(d) no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f) no Group Member has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, under any Environmental Laws or with respect to any Materials of Environmental Concern.

For purposes of Section 7 of this Agreement (Events of Default), each of the foregoing representations and warranties contained in this Section 3.17 that are qualified by the knowledge of Holdings or the Borrower shall be deemed not to be so qualified.

3.18 Accuracy of Information, etc. No statement or information contained in this Agreement or any other Loan Document contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. No statement or information contained in any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents contained as of the date such statement, information, document or certificate was so furnished, when taken in the aggregate, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party on the date hereof that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Security Documents. (a) The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent, the Lenders and the other secured parties party thereto, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, which security interest is perfected and has the priority specified in the Security Documents and is not subject to any other Liens (except Liens permitted by Section 6.3).

(b) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Administrative Agent, the Lenders and the other secured parties party to the Security Agreement, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, which Mortgages have been filed in the offices specified on Schedule 3.19(b)-1 and which constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 3.19(b)-2 lists, as of the Effective Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries.

3.20 Solvency. Each Loan Party is Solvent (giving effect to undisputed rights of contribution from each Group Member which, following payment of such contribution, would itself continue to be Solvent).

3.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 except where flood insurance has been obtained in compliance with such Act.

3.22 Senior Indebtedness. The Obligations constitute senior indebtedness for purposes of, and are entitled to the subordination provisions contained in, the WHX Subordinated Note and the West Virginia Note.

3.23 Insurance. Schedule 3.23 lists all insurance policies of any nature maintained, as of the Effective Date, for current occurrences by each Loan Party, as well as a summary of the terms of each such policy. Such policies are in full force and effect and in such amounts, with such deductibles and covering such risks as are insured against and carried in accordance with applicable law and prudent industry practice by U.S. steel companies similarly situated with the Borrower and owning or operating similar properties.

3.24 Deposit and Disbursement Accounts. Schedule 3.24 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Effective Date, including any disbursement accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.25 Government Contracts. Except as set forth in Schedule 3.25, as of the Effective Date, no Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.26 Customer and Trade Relations. As of the Effective Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or (b) the business relationship of any Loan Party with any supplier essential to its operations.

3.27 Bonding; Licenses. Except as set forth on Schedule 3.27, as of the Effective Date, no Loan Party is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.28 Off Balance Sheet Transactions. None of the Loan Parties is a party to any “off-balance sheet arrangement” (within the meaning of Item 303(a)(4) of Regulation S-K under the Securities Act and the Exchange Act, as amended by SEC Release No. 33-8182 (January 28, 2003)) except as permitted pursuant to Section 6.12.

3.29 Inactive Subsidiaries. As of the Effective Date, each of Consumers Mining, Monessen Southwestern Railway and WP Coal is an Inactive Subsidiary.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. This Agreement shall be effective on and as of the first date on or before June 30, 2008 on which each of the following conditions precedent shall have been satisfied or waived by the Administrative Agent:

(a) Documents. The Administrative Agent shall have received, each dated the Effective Date and in form and substance satisfactory to the Administrative Agent:

(i) this Agreement (including each of the Schedules hereto), executed and delivered by the Administrative Agent, Holdings and the Borrower;

(ii) the Essar Assignment, executed and delivered by each of the Prior Lenders party thereto;

(iii) a consent in the form of Exhibit F hereto executed and delivered by Esmark, WP Steel Venture and each Subsidiary Guarantor confirming the continued effectiveness of the Affiliate Guarantee Agreement, the Environmental Indemnity Agreement and the Security Documents;

(iv) a written consent of General Electric Capital Corporation, the “Requisite Lenders” and the “Borrowers” under, and as defined in, the Amended and Restated Revolving Loan Agreement dated as of July 8, 2005, as amended, among Esmark Incorporated and its subsidiaries thereto, and General Electric Capital Corporation, as administrative agent, consenting to the transactions contemplated by the Loan Documents;

(v) (A) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (B) a long form good standing certificate for each Loan Party from its jurisdiction of organization;

(vi) (A) a resignation letter from the Prior Administrative Agent and (B) a letter consent from the Prior Administrative Agent, each countersigned by the Borrower; and

(vii) a legal opinion of McGuireWoods LLP, counsel to the Borrower and its Subsidiaries, with respect to such matters as the Administrative Agent shall reasonably request.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct as of the Effective Date, except for representations and warranties which by their terms relate to a specific date, in which case such representations and warranties shall be true and correct as of such other date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date.

(d) Prepayment of Prior Loan Agreement. The Administrative Agent shall have received evidence that the Borrower has paid all accrued and unpaid interest under the Prior Loan Agreement and has prepaid the outstanding principal amount of the loans thereunder which exceed $79,000,000 such that the outstanding principal amount of the loans under the Prior Loan Agreement on the Effective Date is equal to no greater than $79,000,000.

(e) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as the Administrative Agent may reasonably request prior to the Effective Date.

SECTION 5. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall and shall cause each of its Subsidiaries on or after the Effective Date to:

5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Esmark, a copy of the audited consolidated and consolidating balance sheet of Esmark and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, in the case of the consolidated balance sheet and consolidated statements of income and cash flows, reported on without a “going concern” or like qualification or exception, or any qualification in any other respect (except for qualifications related to changes in accounting principles with which such accountants concur) by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; provided, however, for the fiscal year of Esmark ended December 31, 2007, (i) such financial statements and independent certified public accountants report may be delivered not later than May 31, 2008, and (ii) such financial statements shall also separately include the unaudited consolidated results of operations and cash flows for Holdings and its Subsidiaries for the period from January 1, 2007, through November 27, 2007;

(b) as soon as available, but in any event not later than 45 days (60 days in the case of the fiscal quarter ending March 31, 2008) after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated and consolidating balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(d) as soon as available, but in any event not later than 15 days after receipt thereof, a copy of all annual and quarterly financial statements received with respect to the Joint Ventures.

All such financial statements referred to in paragraphs (a), (b) and (c), and except as disclosed by the Borrower concurrently with delivery thereof, to the best of Borrower’s knowledge without independent investigation all such financial statements referred to in paragraph (d), shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information. Furnish:

(a) to the Administrative Agent and each Lender, concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants substantially in the form of Schedule 5.2(a);

(b) to the Administrative Agent and each Lender, not later than 45 days after the end of each fiscal year of Holdings and concurrently with the delivery of any financial statements pursuant to Section 5.1(b), (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied in all material respects every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Ratio and Compliance Certificate, and (iii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Effective Date); provided that if Holdings’ year-end audit shall entail any adjustment which would render the year-end Ratio and Compliance Certificate previously delivered pursuant to clause (ii) hereof inaccurate, then Holdings shall furnish a new Ratio and Compliance Certificate with respect to the fiscal year most recently ended concurrently with the delivery of the financial statements referred to in Section 5.1(a);

(c) to the Administrative Agent and each Lender, as soon as available, but not later than the start of each fiscal year of Holdings, an annual operating plan for Holdings and its Subsidiaries, approved by the board of directors of Holdings, for the following fiscal year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes quarterly balance sheets and a quarterly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel (which shall be limited to disclosure of the head count of Holdings and its Subsidiaries for such period), Capital Expenditures and facilities (collectively, the

“Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that as of such date such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect.

(d) to the Administrative Agent and each Lender, within 45 days after the end of each fiscal quarter of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e) to the Administrative Agent no later than (i) 15 days prior to the effectiveness of any proposed amendment, supplement, waiver or other modification with respect to the Master Labor Agreement or the Constitutive Documents notice and a description of such proposed amendment, supplement, waiver or modification and (ii) 5 days prior to the effectiveness thereof, a copy of a substantially final draft of such proposed amendment, supplement, waiver or other modification;

(f) to the Administrative Agent and each Lender, within five days after the same are sent, copies of all financial statements and reports that Esmark, Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Esmark, Holdings or the Borrower may make to, or file with, the SEC;

(g) to the Administrative Agent and each Lender, no later than 30 days after the end of each fiscal year of Holdings, a certificate of a Responsible Officer of Holdings, with such supporting information as may be reasonably requested by the Administrative Agent, certifying whether Holdings and its Subsidiaries are in compliance with Section 5.11 (and, if Holdings and its Subsidiaries are not in compliance with Section 5.11 at such time, such certificate shall include a statement as to the nature of such non-compliance and the steps being taken by Holdings and its Subsidiaries to remedy the same);

(h) to the Administrative Agent, concurrently with the delivery of the same, copies of each Borrower Base Certificate (as defined in the Revolving Loan Agreement) sent to any agent or lender under the Revolving Loan Agreement;

(i) to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of a Responsible Officer of Holdings in the form of Exhibit E or a written confirmation that there has been no change in the information required by Exhibit E since the date of the most recent certificate delivered pursuant to this Section 5.2(i); and

(j) to the requesting party, promptly, such additional financial and other information as the Agent or any Lender may from time to time reasonably request.

5.3 [Intentionally Reserved]

5.4 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.5 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6 Maintenance of Property. Keep all property useful and necessary in its business in good working order and condition.

5.7 Insurance. (a) Required Insurance. The Borrower shall at all times maintain with insurance companies rated “A-” or better by AM Best’s Rating Service, or another reputable industry equivalent the following minimum insurance policies:

(i) From and after the Effective Date until the date on which all Loans have been paid in full, “all risk” property insurance (to the extent not duplicative of the construction all risk insurance obtained pursuant to clause (i) above), such “all risk” property insurance to be subject to customary “all risk” forms including, in each case, flood, earth movement, transit, comprehensive boiler, turbine and machinery and operational testing insurance covering physical loss or damage with respect to properties of the Borrower and its Subsidiaries, including (A) coverage for the buildings, structures, furnace, boiler and machinery, equipment facilities, fixtures and other properties of the Borrower and its Subsidiaries (including equipment in which the Borrower or any of its Subsidiaries has an insurable interest), (B) coverage for the inventory of the Borrower and its Subsidiaries, (C) coverage for removal of debris, (D) transit coverage, including ocean marine coverage, if applicable (unless insured by the supplier), and (E) off-site coverage. Insurance will be carried in such amounts, against such risks and with such terms (including co-insurance, deductibles, limits of liability and loss payment provisions) consistent with reasonable and prudent industry practice but in any event from 11/01/03 such policies shall at all times insure an amount not less than the greater of the Probable Maximum Loss (as calculated by an independent third party and subject to the approval of the administrative agent) or $250,000,000, and carry replacement cost values, and shall be in such form as shall be reasonably satisfactory to the Administrative Agent; provided, however, that (A) flood and earthquake coverage each may be subject to an annual aggregate limit of at least $100,000,000 to the extent reasonably available, but in no event less than $25,000,000, and (B) transit and off-site coverage shall be in an amount equal to full replacement cost. The policy shall be written on a no coinsurance basis. The policy shall also be endorsed to provide that (A) losses shall be adjusted as provided in Section 5.7(b), (B) the Collateral Agent (for the benefit of the Administrative Agent) is included as an additional insured, as its interests may appear, but shall not be liable for the payment of any premiums, and (C) any payment thereunder for loss or damage shall be made to the Collateral Agent, as sole loss payee, except for payments thereunder for loss or damage with respect to inventory which shall be made to the inventory and receivables security agent under the Revolving Loan Agreement (for purposes of this Section 5.7, the “Inventory and Receivables Security Agent”), as sole loss payee. The policies may provide for deductible amounts of up to $2,000,000 per occurrence, unless otherwise agreed by the Administrative Agent.

(ii) From and after the Effective Date until the date on which all Loans have been paid in full, business interruption insurance, in such form as shall be reasonably satisfactory to the Administrative Agent and with limits in amounts sufficient to cover scheduled payments on all Indebtedness and continuing expenses of the Borrower and its Subsidiaries during a period of at least twelve months; provided that the applicable policy may provide that the insurance proceeds will not be payable with respect to up to the first 30 days of each business interruption with the Collateral Agent (for the benefit of the Administrative Agent) and the Inventory and Receivables Security Agent as loss payees as their interests may appear.

(iii) During construction and for operations, comprehensive or commercial general liability insurance on an “occurrence” basis or a “claims made” basis, against claims for “bodily injury” and “property damage” occurring on, in or about the properties of the Borrower and its Subsidiaries and the adjoining streets, sidewalks and passageways, in a minimum amount of $2,000,000 coverage per occurrence with respect to personal injury or death to any one or more persons or damage to property; $2,000,000 products/completed operations aggregate; and $4,000,000 general aggregate, which insurance shall (i) be in such form as shall be reasonably satisfactory to the Administrative Agent, (ii) contain “broad form” and other endorsements covering, among other things, products and completed operations, contractual liability, broad form property damage, explosion, collapse and underground hazards, and (iii) be endorsed to include the Administrative Agent as additional insured, as its interests may appear.

(iv) From and after the Effective Date until the date on which all Loans have been paid in full, business automobile liability insurance against claims for bodily injury, death or property damage arising out of the use of all owned, non owned and hired vehicles by the Borrower and its Subsidiaries and their its agents and employees, including loading and unloading, such insurance to be in the amount of at least $1,000,000 coverage per occurrence with respect to bodily injury or death to one or more persons or damage to property and to be in such form as shall be reasonably satisfactory to the Administrative Agent.

(v) From and after the Effective Date until the date on which all Loans have been paid in full, workers’ compensation insurance as required by local law, or if allowed under local law the Borrower shall have the option to become a “qualified” self-insurer, approved by the appropriate regulatory authorities in the relevant jurisdiction with a maximum self-insured retention of $1,000,000 per occurrence. If Borrower becomes a “qualified” self-insurer then supplementary workers’ compensation coverage providing full statutory limits over the self-insured retention shall be purchased (where required by state statute). Employers liability insurance with a minimum limit of $1,000,000 per occurrence shall be carried.

(vi) From and after the Effective Date until the date on which all Loans have been paid in full, excess “umbrella” liability insurance on an “occurrence” basis or, subject to the proviso to this paragraph (viii), a “claims made” basis against risks of the types described in clauses (iv) and (v) above and in excess of the employers liability insurance (but excluding workers compensation) described in clause (vii) above, in an amount which results in a combined amount of primary and excess insurance required hereby of not less than $50,000,000 for any occurrence and not less than $50,000,000 in the aggregate on an annual basis and in such form as shall be satisfactory to the Administrative Agent; provided that if such insurance is written on a “claims made” basis and the policy is not renewed, the Borrower shall obtain for such policy an extended reporting period coverage or “tail” of at least three years past the final day of coverage of such policy and shall provide the Administrative Agent with evidence that such extended reporting period coverage or “tail” has been obtained. Insurance required in clauses (v), (vi), (vii) and (viii) may be provided with a combination of primary and excess policies as long as the combined limits equal the per occurrence and aggregate limit required herein.

(vii) Notwithstanding the requirements stated above, in the event any insurance (including the limits or deductible thereof) required to be maintained pursuant to clause (vi) above shall not be available and commercially feasible in the commercial insurance markets (taking into account in determining “commercial feasibility” the Borrower’s obligations under the Loan Documents and its ability to self-insure without impairing its ability to make scheduled payments on its Indebtedness), the Required Lenders agree to waive such requirement to the extent the maintenance thereof is not so available, provided, however, that (i) the Borrower shall first request any such waiver in writing, which request shall be accompanied by written reports prepared by two independent insurance advisors of recognized national standing (one of which may be the Borrower’s insurance advisor and one of which may be the Lenders’ insurance consultant) certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market for similar steel mill projects (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions, the form and substance of such reports to be reasonably satisfactory to the Required Lenders; (ii) at any time after the granting of any such waiver (but not more than twice in each calendar year), the Administrative Agent may request, and the Borrower shall furnish to the Administrative Agent within 30 days after such request, supplemental reports reasonably acceptable to the Required Lenders from such insurance advisors updating their prior reports and reaffirming such conclusion; and (iii) any such waiver shall be effective only so long as such insurance shall not be available and commercially feasible in the commercial insurance market, it being understood that the failure of the Borrower to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence.

(b) Policy Provisions. All insurance policies maintained in accordance with clause (i) of paragraph (a) of this Section 5.7 (i) shall contain either the New York standard mortgagee clause or 438 BFU and (ii) shall provide that so long as no Event of Default shall have occurred and be continuing, property losses, if any, shall be adjusted with the Borrower and shall be made payable to the Borrower or its order, except that as to any insured loss in excess of $1,000,000, such loss shall be adjusted with the Borrower but final settlement will be made with the concurrence of the Administrative Agent or, with respect to payments on account of coverage described in paragraph (a)(i)(B) above, the Inventory and Receivables Security Agent, which concurrence shall not be unreasonably withheld, and shall be payable solely to the Administrative Agent or the Inventory and Receivables Security Agent, as applicable. All insurance policies maintained in accordance with this Section 5.7 (i) shall provide that no cancellation, termination or material change in such insurance shall be effective until at least 30 days (10 days in the case of non-payment of premium) after the insurer shall have given written notice thereof to the Administrative Agent and Collateral Agent and, with respect to policies maintained in accordance with paragraph (a)(i)(B) above, the Inventory and Receivables Security Agent, (ii) except for the insurance referred to in clause (iv) of paragraph (a) above, shall contain a waiver of any rights of subrogation of the insurer against the Administrative Agent or the Collateral Agent or, with respect to payments on account of coverage described in paragraph (a)(i)(B) above, the Inventory and Receivables Security Agent and a waiver of any rights of the insurer to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Administrative Agent and the Collateral Agent or the Inventory and Receivables Security Agent, as applicable, (iii) in the case of the insurance referred to in clauses (ii) and (v) of paragraph (a) above, shall provide that all the provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Borrower) shall operate in the same manner as if there were a separate policy covering each such insured, without right of contribution from any other insurance which may be carried by any insured covering a loss which is also covered under the insurance policies maintained by the Borrower pursuant to this Section 5.7, and (iv) shall provide that the Administrative Agent, the Collateral Agent and the Inventory and Receivables Security Agent, as additional insureds and loss payees, where applicable, shall have no obligation or liability for premiums, commissions, assessments or calls in connection with such insurance. The Borrower shall be solely responsible for any deductibles, coinsurance, retained risk or risk sharing under all insurance policies.

(c) Reports, Etc. The Borrower will advise the Administrative Agent and the Lenders in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Borrower which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Section 5.7. The Borrower will also deliver to the Administrative Agent, promptly upon request and in any event within 30 days after the end of each fiscal year of the Borrower, a certificate signed by an authorized officer of an independent insurance broker of recognized national standing (x) attaching certificates of all insurance policies relating to the Borrower and stating that all premiums then due thereon have been paid and that the same are in full force and effect and (y) stating that such insurance policies comply with the requirements of this Section 5.7. If requested by the Administrative Agent, the Borrower will either (i) deliver copies of such insurance policies to the Administrative Agent or (ii) make such policies available for examination by the Administrative Agent at the offices of the Borrower.

(d) Other Insurance. Nothing in this Section 5.7 shall prohibit the Borrower from maintaining, at its expense, insurance on or with respect to its properties or business, naming the Borrower as insured and/or loss payee, unless such insurance would conflict with or otherwise limit the availability of insurance required to be maintained under Section 5.7(a); provided that such insurance shall not reduce the amount of insurance proceeds that would be payable to the beneficiaries pursuant to policies of insurance maintained under Section 5.7(a) and the Borrower shall have obtained and delivered evidence satisfactory to the Administrative Agent to such effect.

(e) Additional Insurance. The Administrative Agent reserves the right to require the provision of additional insurance over the term of this Agreement, subject to insurance being available on a commercially reasonable basis, as may be required from time to time for insurable risks which may arise in the course of business operations.

5.8 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine, copy and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

5.9 Notices. Promptly give notice to the Administrative Agent and each Lender, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)(i) any litigation or proceeding affecting any Group Member (A) in which the amount involved is $1,000,000 or more and not covered by insurance (and with respect to which there is no dispute as to coverage), (B) in which injunctive or similar relief is sought or (C) which relates to any Loan Document (for purposes of this paragraph, in each case “Material Litigation”) and (ii) any material adverse development with respect to Material Litigation;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower or a Commonly Controlled Entity knows thereof: (i) the occurrence of any Reportable Event not set forth on Schedule 3.13 with respect to any Plan (other than a Multiemployer Plan), a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e) any pending or threatened strike, boycott, work stoppage or other material labor dispute against any Group Member;

(f) the following events, as soon as possible and in any event within ten days after any Group Member knows or has reason to know thereof: (i) any development, event, or condition that, individually or in the aggregate with other related developments, events or conditions, could reasonably be expected to result in a Material Environmental Loss; (ii) any written notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by any Group Member; and (iii) any Governmental Authority has identified any Group Member as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by any Group Member, which could result in a Material Environmental Loss; and

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.10 [Intentionally Reserved]

5.11 Environmental Laws. (a) Comply in all material respects with, undertake reasonable efforts to and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and undertake reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits necessary for their respective operations.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that Holdings and the Borrower shall not be deemed in violation of this Covenant if Holdings or the Borrower promptly challenges in good faith any such order or directive of any Governmental Authorities in a manner consistent with all applicable Environmental Laws and any applicable Requirement of Law, and pursues such challenge or challenges diligently, and the outcome of such challenges, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Borrower or any of its Subsidiaries; provided, however, that Holdings and Borrower shall be deemed not to be in violation of this Section 5.11(c) if Holdings and the Borrower effect a prompt response that is diligently pursued, consistent with principles of prudent environmental management and all applicable Environmental Laws, to any condition resulting from what would otherwise be a breach of this covenant, and such conditions (including such response) could not reasonably be expected to result in a Material Environmental Loss.

5.12 Additional Collateral, etc. (a) With respect to any property acquired after the Effective Date by any Group Member (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Section 6.3(g) and (z) any property included as collateral under the Senior Current Asset Security Agreement) as to which the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Security Documents or by law or as may be requested by the Administrative Agent.

(b) With respect to any (i) of the leasehold interests in real property set forth on Schedule 5.12(b) (the “Leasehold Mortgaged Properties”) hereto where the landlord under the applicable lease consents to the imposition of a mortgage Lien on such leasehold interests, or (ii) fee interest in any real property having a value (together with improvements thereof) of at least $250,000 acquired after the Effective Date by any Group Member (other than any such real property subject to a Lien expressly permitted by Section 6.3(g)), promptly (i) execute and deliver a first priority Mortgage (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, covering such real property in form and substance reasonably satisfactory to the Administrative Agent, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary created or acquired after the Effective Date by any Group Member and each of Consumers Mining, Monessen Southwestern Railway or WP Coal which after the Effective Date ceases to be an Inactive Subsidiary, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such Subsidiary (A) to execute a guarantee agreement with respect to the Obligations substantially in the form of the Affiliate Guarantee Agreement, (B) to become a party to the Security Agreement and Junior Current Asset Security Agreement, (C) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Administrative Agent and the Lenders a perfected first priority security interest in the Collateral described in the Security Agreement and a perfected second priority security interest in the Collateral described in the Junior Current Asset Security Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement and Junior Current Asset Security Agreement or by law or as may be reasonably requested by the Administrative Agent and (D) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any joint venture (including, without limitation, the Coke Plant Joint Venture) any Group Member, promptly execute and deliver to the Collateral Agent such Security Documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a perfected first priority security interest (or to affirm the attachment and perfection of any such security interest) in (i) the Capital Stock of such joint venture that is owned by any Group Member, provided, that any pledge agreement executed and delivered by any Group Member with respect to its Capital Stock in such joint venture, shall be on terms substantially similar to those JV Pledge Agreements previously delivered hereunder, and (ii) any other form of Collateral (as defined in the Security Agreement) associated with such joint venture and in which any Grantor has an interest.

5.13 Further Assurances. Promptly execute and deliver all instruments and documents, and take all further action that may be necessary in the Administrative Agent’s, reasonable judgment in order to more fully effect the purposes of this Agreement or any other Loan Document, or to protect and more fully evidence, exercise and enforce the rights of the Administrative Agent and the Lenders under the Loan Documents.

5.14 Post-Closing Covenants.

(a) Within five Business Days after the Effective Date, the Administrative Agent shall have received (i) a legal opinion of McGuireWoods LLP, counsel to the Borrower and its Subsidiaries, with respect to such matters as the Administrative Agent shall have reasonably requested but which were not covered by the opinion delivered by McGuireWoods LLP on the Effective Date, and (ii) a legal opinion of Ohio counsel to the Borrower and its Subsidiaries, with respect to such matters as the Administrative Agent shall reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.

(b) Within ten Business Days after the Effective Date, the Administrative Agent shall have received evidence that amendments to the Mortgages reflecting the extension of the Maturity Date under this Agreement have been duly recorded in all filing or recording offices and that all filing and recording taxes and fees have been paid.

SECTION 6. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries on or after the Effective Date to, directly or indirectly:

6.1 [Intentionally Reserved].

6.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Wholly Owned Subsidiary Guarantor and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Wholly Owned Subsidiary Guarantor; provided, that prior to the making of the first such intercompany loan (i) Borrower shall have executed and delivered to each such Wholly Owned Subsidiary Guarantor, and each such Wholly Owned Subsidiary Guarantor shall have executed and delivered to Borrower or each other Wholly Owned Subsidiary Guarantor a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by Borrower to such Wholly Owned Subsidiary Guarantor or by such Wholly Owned Subsidiary Guarantor to Borrower or such other Wholly Owned Subsidiary Guarantor, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Collateral Agent pursuant to the Security Agreement as additional collateral security for the Obligations and the other obligations referred to therein; (ii) Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent; (iii) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to the Administrative Agent; (iv) at the time any such intercompany loan or advance is made by Borrower, and after giving effect thereto, Borrower shall be Solvent; (v) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (vi) the aggregate amount of such intercompany loans owing by Borrower to all such Wholly Owned Subsidiary Guarantors and between Wholly Owned Subsidiary Guarantors shall not exceed $5,000,000 at any one time outstanding; and (vii) the aggregate balance of all such intercompany loans owing to Borrower shall not exceed $1,000,000 at any time;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor permitted by this Agreement;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing the committed amount or shortening the maturity thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower in respect of the Profit Sharing Notes;

(g) Indebtedness of the Borrower or any of its Subsidiaries in connection with Swap Agreements permitted pursuant to Section 6.12;

(h) Indebtedness of any Loan Party in respect of the Revolving Loan Agreement not to exceed $225,000,000 in aggregate principal amount and any refinancings, refundings, renewals or extensions thereof (without increasing the committed amount or shortening the maturity thereof);

(i) the Plan of Reorganization Indebtedness and any refinancings, refundings, renewals or extensions thereof (without increasing the committed amount or shortening the maturity amount thereof); and

(j) the Indebtedness represented by the Convertible Promissory Notes;

(k) intercompany Indebtedness of the Borrower to Holdings related to any advances by Holdings to the Borrower of the proceeds of Holdings’ Convertible Promissory Notes; and

(l) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $50,000,000 (or $100,000,000 with the prior written consent of Administrative Agent or such larger amounts with the prior written consent of Administrative Agent and the Required Lenders) at any one time outstanding.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens granted pursuant to the Senior Current Asset Security Agreement securing obligations incurred under the Revolving Loan Agreement;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $25,000,000 at any one time.

6.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor other than WP Steel Venture (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor other than WP Steel Venture (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.5; and

(c) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation.

6.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 6.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor other than WP Steel Venture; and

(e) the Disposition of other property having a fair market value not to exceed $25,000,000 in the aggregate since the Closing Date.

6.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) [Intentionally Reserved]

(c) WP Steel Venture may make Restricted Payments to Holdings;

(d) the Borrower may make Restricted Payments to Holdings to permit Holdings to (i) pay, or make Restricted Payments to Esmark for, corporate overhead expenses incurred in the ordinary course of business (including expenses incurred in connection with insurance, director compensation and professional and accounting services) not to exceed $2,500,000 in any fiscal year and (ii) pay, or make Restricted Payments to Esmark for, any Taxes attributable to Holdings and its Subsidiaries that are actually due and payable to a Governmental Authority by Holdings and the Subsidiaries as part of a group filing tax returns on a consolidated, combined, unitary or similar basis; and

(e) the Borrower may make Restricted Payments to Holdings to make interest payments permitted by Section 6.9(d).

6.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries not exceeding $65,000,000 for any fiscal year of the Borrower; provided, that (i) up to 50% of any such amount referred to in Schedule 6.7, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year (but not further) and (ii) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above.

6.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business in a manner consistent with the Existing Credit Policies;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 6.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) [Intentionally Reserved]

(f) intercompany Investments by any Group Member in the Borrower or any Person other than WP Steel Venture that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

(g) Investments made in accordance with Section 6.6(b); and

(h) the Investment of the West Virginia Coke Production Plant, the Ohio Pump House and certain related assets and administrative resources in the Coke Plant Joint Venture;

(i) working capital loans to the Coke Plant Joint Venture in an outstanding principal amount not to exceed $24,000,000 at any time, provided that (i) no Default or Event of Default shall occur or be continuing after giving effect to the making of any such loan, (ii) the repayment obligation of the Coke Plant Joint Venture with respect to such loan shall not be subordinated to any other obligation of the Coke Plant Joint Venture and shall be secured, together with any working capital loans made by SNA, by perfected first lien security interests in the current assets of the Coke Plant Joint Venture (including its cash and Cash Equivalents) pursuant to documentation reasonably satisfactory to the Administrative Agent and (iii) the Borrower shall deliver the promissory note or notes evidencing such loans to the Collateral Agent for the benefit of the Administrative Agent and the Lenders under the Security Agreement;

(j) other Investments by any Group Member in the Coke Plant Joint Venture in an aggregate amount not to exceed $15,000,000 in any fiscal year or $22,000,000 in the aggregate after the Effective Date (exclusive of any investments therein pursuant to paragraphs (h) and (i) above), provided that (i) in the case of any such Investment representing a Deficiency Contribution (as defined in the Mountain State Carbon LLC Agreement) such Investment shall be in the form of a loan (which loans shall be secured together with the working capital loans referred in paragraph (i) above on the same terms as such working capital loans and shall be evidenced by one or more promissory notes delivered to the Collateral Agent for the benefit of the Administrative Agent and the Lenders under the Security Agreement) and (ii) in the case of any such Investment (A) after giving effect to the making of such Investment, Borrowing Availability shall exceed $10,000,000 and no Default or Event of Default shall occur or be continuing after giving effect to the making of such Investment and (B) the amount of such Investment will reduce the amount of Investments permitted by Section 6.8(k);

(k) in addition to Investments otherwise expressly permitted by this Section and subject to Section 6.8(j) above, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed (i) $10,000,000 in any fiscal year or (ii) $20,000,000 in the aggregate after the Effective Date; provided, that immediately after giving effect to any such Investment (including any Indebtedness incurred or assumed in connection therewith) in an amount equal to or greater than $10,000,000, either (I) the business operations to be acquired shall have had positive EBITDA (calculated in the same manner set forth in the definition “Consolidated EBITDA”) for the period of 12 months immediately prior to the consummation of such Investment or (II) after giving effect to the Investment (and any Indebtedness incurred therewith) and any costs savings to be achieved or other adjustments to Consolidated EBITDA to be made in connection therewith (in each case which are approved by an independent third party reasonably satisfactory to the Administrative Agent), the pro forma Consolidated EBITDA of Holdings as of the end of the most recently completed period of four fiscal quarters for which financial statements have been delivered pursuant to Section 5.1 shall be greater than or equal to the actual Consolidated EBITDA of Holdings as reported to the Administrative Agent and Lenders in accordance with Section 5.2(b); and

(l) investments by Holdings or any of its Subsidiaries in E2 Acquisition Corporation under the E2 Acquisition made after the Effective Date; provided that (i) the aggregate amount of all such investments does not exceed an amount equal to (A) $3,000,000, (ii) the proceeds of such investments are used solely to pay E2 Transaction Costs and (iii) the Administrative Agent shall have received a written summary of all E2 Transaction Costs being paid with the proceeds of such investments and approved such summary before such investments are made by the Company and/or its Subsidiaries.

6.9 Optional Payments and Modifications of Certain Agreements. (a) Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Plan of Reorganization Indebtedness or Profit Sharing Note (except as permitted in accordance with Section 6.6(b)) prior to the stated maturity thereof, provided that, if no Default or Event of Default shall then exist and be continuing, Borrower may apply 50% of cash distributions received from the Joint Ventures (excluding Feralloy-Wheeling Specialty Processing Co. and the Coke Plant Joint Venture) during the first five years following the Closing Date and 100% thereafter to pay accrued and unpaid interest on the Series A Notes and, to the extent of any excess after payment of such interest, to prepay principal thereon; (b) make cash payments on account of accrued and unpaid interest on (i) the Series A Notes or Series B Notes at a rate per annum in excess of 2% per annum of the principal amount thereof while any Default or Event of Default shall exist and be continuing or (ii) the WHX Subordinated Note or the West Virginia Note provided that no Default or Event of Default shall have occurred and be continuing; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any of the Plan of Reorganization Indebtedness, the Master Labor Agreement or the Constitutive Documents in any manner which could reasonably be considered to be adverse to the interests of the Lenders; or (d) directly or indirectly purchase, redeem, defease, prepay, or repay at maturity any principal of, or pay any interest on, the Convertible Promissory Notes, in each case, with cash, without the prior written approval of the Required Lenders; provided, that if no Default or Event of Default shall then exist and be continuing, Holdings may make cash payments on account of accrued and unpaid interest on the Convertible Promissory Notes.

6.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, investment, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Excluding receipts in connection with any JV Supply Agreement, if any affiliate transaction or series of related affiliate transactions involves payments or receipts in excess of $5,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to the Administrative Agent. All such affiliate transactions existing as of the date hereof are described in Schedule 6.10.

6.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided, that to the extent permitted by Section 6.2, the Borrower and any Subsidiary Guarantor may enter into such a transaction to finance the acquisition of fixed or capital assets.

6.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements (i) entered into to hedge or mitigate commodity, energy or currency risks to which the Borrower or any Subsidiary has actual exposure and (ii) not for speculative purposes and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary in a notional amount of not more than $300,000,000.

6.13 Changes in Fiscal Periods. Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31 or change Holdings’ or the Borrower’s method of determining fiscal quarters.

6.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, in each case except for such encumbrances or restrictions (i) existing under or by reason of the Loan Documents or the Revolving Loan Agreement and (ii) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

6.16 [Intentionally Reserved]

6.17 Restrictions on WP Steel Venture. Allow WP Steel Venture to (i) create or acquire any direct Subsidiary, (ii) engage in any Material Acquisition or (iii) enter into any business or activity except for those businesses and activities in which WP Steel Venture was engaged on the Closing Date and which are disclosed in Schedule 6.17.

6.18 Excluded Foreign Subsidiaries. Create, acquire or allow to exist any Excluded Foreign Subsidiary.

6.19 Restriction on Facilitation of Indebtedness. Vote for, consent to, or take any other action to facilitate the incurrence by the Coke Plant Joint Venture of secured or unsecured Indebtedness for borrowed money in an outstanding principal amount in excess of $60,000,000 at any time (inclusive of Indebtedness owing to any Group Member or SNA but exclusive of any loans made by any Group Member with respect to Deficiency Contributions as described in the provision of Section 6.8(j) hereof).

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within two Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.5(a) (with respect to Holdings and the Borrower only), Section 5.9(a) or Section 6 of this Agreement or Sections 5.4 and 5.6(b) of the Security Agreement, or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of (i) any agreement contained in paragraphs (a), (b) or (c) of Section 5.1 or paragraphs (a), (b), (c) or (h) of Section 5.2, and such default shall continue unremedied for a period of three (3) days, (ii) any agreement contained in Section 5.1(d) or paragraphs (d), (e), (f), (g) or (i) of Section 5.2 and such default shall continue unremedied for a period of seven (7) Business Days or (iii) any other agreement or term contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days, in each case after (i) notice to the Borrower from the Administrative Agent or the Required Lenders or (ii) knowledge of the Borrower, whichever is earlier; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit publicly or in writing its inability to, pay its debts as they become due; or (vi) any Group Member shall not be Solvent; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Lien in favor of the PBGC or a Plan shall arise or be reasonably expected to arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any Other ERISA Event shall have occurred with respect to a Plan and, (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would, in the judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability in excess of amounts paid or insured (as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created or purported to be created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to any material amount of the Collateral; or

(j) the guarantee contained in the Affiliate Guarantee Agreement or any guarantee agreement executed by a Subsidiary Guarantor pursuant to Section 5.12(c) shall cease, for any reason, to be in full force and effect (except as a result of a disposition, liquidation or merger of such Subsidiary Guarantor permitted by Section 6.4) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) [Intentionally Reserved]; or

(l) [Intentionally Reserved]; or

(m) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower and WP Steel Venture, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents, the loan documents relating to the Revolving Loan Agreement to which it is a party, the Series A Notes and the Series B Notes and (z) obligations with respect to its Capital Stock, including obligations in respect of the retention of financial, legal and accounting advisors to Holdings, obligations in respect of insurance and in respect of compensation to directors, officers and or executive employees of Holdings, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower and WP Steel Venture in accordance with Section 6.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower and WP Steel Venture; or

(n) [Intentionally Reserved]; or

(o) any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed (whether as a result of strike, boycott, an event of force majeure or otherwise) at facilities of any Group Member generating more than 10% of Holdings’ revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than thirty (30) days; or

(p) assets of any Loan Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for thirty (30) days or more; or

(q) a Change of Control shall have occurred and the Borrower shall not have complied with Section 2.6(a) or, if applicable, Esmark shall not have complied with Section 9.16(a) in connection therewith;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) with respect to Holdings or the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; provided that if any Event of Default specified in clause (ii) or (iii) of paragraph (a) continues for a period of thirty (30) days, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE ADMINISTRATIVE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement, the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of such agreements and documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of such agreements and documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document, or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or, any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Documents, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this

Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and, the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though it were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower, provided, however, that such resignation shall not become effective unless and until there shall be a successor Administrative Agent. If the Administrative Agent shall deliver notice of its resignation as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.1(a) or Section 7.1(f) with respect to the Borrower shall have occurred and be continuing or unless such successor is an affiliate of the Administrative Agent) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, including, without limitation, the rights of the Administrative Agent under the Security Documents, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, designate a successor Administrative Agent, selected from among the Lenders. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or forgive or waive the principal payment in respect thereof, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 or elsewhere or amend this Section 9.1, in each case without the written consent of such Lender; (iii) subject to the Junior Current Asset Security Agreement regarding automatic release of Collateral consisting of current assets, release any of the Collateral subject to the Security Documents or Holdings or any Subsidiary Guarantor from its obligations under the Affiliate Guarantee Agreement (or any guarantee agreement executed pursuant to Section 5.12(c)) without the written consent of the Required Lenders; (iv) subject to the Junior Current Asset Security Agreement regarding automatic release of Collateral consisting of current assets, release all or substantially all of the Collateral subject to the Security Documents or all or substantially all of Holdings and the Subsidiary Guarantors from their obligations under the Affiliate Guarantee Agreement (or any guarantee agreement executed pursuant to Section 5.12(c)) without the written consent of all Lenders; (v) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 2.12 without the written consent of the Required Lenders; or (vii) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	1134 Market Street
Wheeling, West Virginia 26003
Attention: Paul J. Mooney
Telecopy: (304) 234-2261
Telephone: (304) 234-2340

with a copy to:	McGuireWoods LLP
625 Liberty Avenue
23rd Floor, Dominion Tower
Pittsburgh, PA 15222
Attn: Scott Westwood

Borrower:	1134 Market Street
Wheeling, West Virginia 26003
Attention: Paul J. Mooney
Telecopy: (304) 234-2261
Telephone: (304) 234-2340

with a copy to:	McGuireWoods LLP
625 Liberty Avenue
23rd Floor, Dominion Tower
Pittsburgh, PA 15222
Attn: Scott Westwood

Administrative Agent:	Essar Steel Holdings Limited
10, Frere Felix de Valois Street
Port Louis
Republic of Mauritius
Attention: Madhu Vuppuluri
Telecopier No.: 212-758-5860
Email: Madhuv@essar.com

with a copy to:	Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher T. Poggi
Telecopier No.: 646-848-7538
Telephone No.: 212-848-7538

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with (i) the development, negotiation, preparation and execution of, and (ii) any amendment, supplement, waiver or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and of one counsel to the Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any properties at any time owned, leased, or in any way used by any Group Member or any entity for which any Group Member is alleged to be responsible, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (y) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the following:

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender or an affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other Person.

(ii) From and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt written notice of the terms of the parties to any such assignment. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to the foregoing, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d).

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d) The Borrower, upon receipt of written request from a Lender, agrees to promptly issue a Note to such Lender evidencing the Loans held by it.

9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement together with the other Loan Documents, represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. Holdings, Esmark and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that the Administrative Agent, Lenders and the Loan Parties acknowledge that any appeals from those courts may have to be heard by a court located outside of New York County; and provided, further that nothing in this Agreement shall be deemed or operate to preclude the Administrative Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent; provided, further that if for any reason the State and federal courts sitting in the State of New York cannot or will not accept jurisdiction over any such suit, action or proceeding, then the exclusivity of jurisdiction in such New York courts shall not apply;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

9.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders, and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15 Amendment and Restatement of Prior Loan Agreement; Representations and Warranties in the Other Loan Documents.

(a) On and as of the Effective Date, the Prior Loan Agreement is hereby amended and restated in its entirety by this Agreement. The other Loan Documents shall remain in full force and effect for the benefit of the Administrative Agent and the Lenders and are hereby confirmed and ratified in all respects. References in the other Loan Documents to the Prior Loan Agreement shall be deemed to be references to this Agreement for all purposes, and references therein to the Prior Administrative Agent or the Prior Lenders shall be deemed to be references to the Administrative Agent and the Lenders, as applicable, for all purposes. The Borrower and Holdings hereby acknowledge and agree that the Loans owing to the Lenders hereunder are not subject to any claim, defense or right of offset that the Borrower or Holdings may have had against the Prior Lenders or otherwise, all of which rights, if any, are hereby irrevocably waived.

(b) Each of the representations and warranties made by any Loan Party in or pursuant to the other Loan Documents (i) is hereby made for the benefit of the Administrative Agent and the Lenders as of the Effective Date and (ii) is true and correct as of the Effective Date, except for representations and warranties which by their terms relate to a specific date, each of which was true and correct as of such other date.

9.16 Agreements of Esmark. Esmark hereby agrees as follows:

(a) With the consent of Esmark or if a Change of Control shall have occurred, the Administrative Agent, at the direction or with the consent of the Required Lenders, shall have the right, exercisable in its sole discretion, to send a written notice to Esmark and the Borrower (a “Conversion Exercise Notice”) of its election to convert up to the Conversion Amount (as defined below) of principal, interest and any other amounts outstanding under this Agreement to shares of common stock of Esmark at an exercise price of $12.50 per share. Within 5 Business Days of Esmark’s receipt of a Conversion Exercise Notice, Esmark shall issue or transfer to the Administrative Agent or its designee the number of shares of Esmark common stock specified in such notice.

“Conversion Amount” means an amount equal to the product of (x) 3 million shares minus the number of shares, if any, converted by the lenders under the ESSG Term Loan Agreement and (y) $12.50 per share; provided that in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Esmark common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Esmark’s common stock after the Effective Date that would have the effect of diluting the relative value of 3 million shares of Esmark, such number of shares shall be increased to the extent necessary to prevent such dilution.

(b) Esmark hereby acknowledges the terms and conditions of this Agreement and hereby confirms and agrees that notwithstanding the effectiveness of this Agreement, the Affiliate Guarantee Agreement made by Esmark and the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects in favor of Essar Steel Holdings Limited, as the Administrative Agent and sole Lender thereunder as of the Effective Date, and their successors and assigns.

9.17 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, ESMARK AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President and Treasurer

WHEELING-PITTSBURGH STEEL CORPORATION, as Borrower

By:	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President and Treasurer

Solely with respect to Sections 9.11, 9.12, 9.16 and 9.17:

ESMARK INCORPORATED

By:	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President and Treasurer

ESSAR STEEL HOLDINGS LIMITED, as Lender and Administrative Agent

By:	/s/ Madhu Vuppuluri
Name:	Madhu Vuppuluri
Title:	Authorized Signatory

EXHIBIT A

FORM OF

RATIO AND COMPLIANCE CERTIFICATE

This Ratio and Compliance Certificate is delivered pursuant to Section 5.2(b) of Amended and Restated Term Loan Agreement, dated as of May 5, 2008 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Wheeling-Pittsburgh Corporation (“Holdings”), Wheeling-Pittsburgh Steel Corporation (the “Borrower”), the lenders party thereto and Essar Steel Holdings Limited, as administrative agent. Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Term Loan Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default.

IN WITNESS WHEREOF, I have executed this Certificate this          day of                     , 200  .

Name:
Title:

EXHIBIT B

FORM OF

CLOSING CERTIFICATE

Pursuant to (i) Section 4.1(a)(iii) of the Amended and Restated Term Loan Agreement, dated as of May 5, 2008 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Wheeling-Pittsburgh Corporation (“Holdings”), Wheeling-Pittsburgh Steel Corporation (the “Borrower”), the lenders party thereto and Essar Steel Holdings Limited, as administrative agent, the undersigned as [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies, as of the date hereof, as follows:

1. The representations and warranties of the Certifying Loan Party set forth in the Term Loan Agreement and each of the other Loan Documents (as defined the Term Loan Agreement) to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to the Term Loan Agreement and any of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [                    ] is the duly elected and qualified Corporate Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default under (and as such terms are defined in) the Term Loan Agreement has occurred and is continuing as of the date hereof. [Borrower only]

4. The conditions precedent set forth in Section 4.1 of the Term Loan Agreement were satisfied as of the Effective Date (as defined the Term Loan Agreement). [Borrower only]

The undersigned Corporate Secretary of the Certifying Loan Party certifies, as of the date hereof, as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

2. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on                     ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

3. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

4. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof certified by the jurisdiction in which the Certifying Loan Party was organized.

5. Attached hereto as Annex 4 is a true and complete copy of each Security Document, the Affiliate Guarantee Agreement and the Environmental Indemnity Agreement as in effect on the date hereof, together with all amendments, supplements, extensions and other modifications thereto.

6. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: Corporate Secretary

Date: May 5, 2008

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to Amended and Restated Term Loan Agreement, dated as of May 5, 2008 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Wheeling-Pittsburgh Corporation (“Holdings”), Wheeling-Pittsburgh Steel Corporation (the “Borrower”), the lenders party thereto and Essar Steel Holdings Limited, as administrative agent. Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule I hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Term Loan Agreement with respect to those credit facilities contained in the Term Loan Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the beneficial owner of the interest or interests assigned by it hereunder, and that such interest or interests are free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon. the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Holdings, the Borrower, any of their Affiliates or any other obligor or the performance or observance by Holdings, the Borrower, any of their Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches the Note or Notes (if any) held by such Assignor and request that the Administrative Agent exchange such Note or Notes for a new Note or Notes payable to the order of such Assignee in an amount equal to the Commitments assumed by such Assignee pursuant hereto and such Assignor in an amount equal to the Commitments retained by such Assignor under the Term Loan Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Term Loan Agreement, together with copies of the financial statements delivered pursuant to Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Term Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Term Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Term Loan Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.14(d) of the Term Loan Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Term Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Term Loan Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption with respect to the

Amended and Restated Term Loan Agreement, dated as of May 5, 2008, among Wheeling-Pittsburgh Corporation, Wheeling-

Pittsburgh Steel Corporation, the lenders party thereto and Essar Steel Holdings Limited, as administrative agent,

Name of Assignor:	__________ ________________

Name of Assignee:	__________ ________________

Effective Date of Assignment:

Percentage interest assigned:

Commitment assigned:

Outstanding principal amount assigned:

Principal amount of Note payable to Assignor:

Principal Amount assigned:

[Name of Assignee]	[Name of Assignor]

By	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

, as Administrative Agent	Wheeling-Pittsburgh Steel Corporation

By:	By:
Title:	Title:

EXHIBIT D

FORM OF

EXEMPTION CERTIFICATE

Reference is made to the Amended and Restated Term Loan Agreement, dated as of May 5, 2008 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Wheeling-Pittsburgh Corporation (“Holdings”), Wheeling-Pittsburgh Steel Corporation (the “Borrower”), the lenders party thereto and Essar Steel Holdings Limited, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.                              (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.14(d) of the Term Loan Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By
Name:
Title:
Date:

EXHIBIT E

FORM OF

PERFECTION CERTIFICATE

Reference is made to the Amended and Restated Term Loan Agreement, dated as of May 5, 2008 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Wheeling-Pittsburgh Corporation (“Holdings”), Wheeling-Pittsburgh Steel Corporation (the “Borrower”), the lenders party thereto and Essar Steel Holdings Limited, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Term Loan Agreement or the Security Agreement referred to therein, as applicable.

The undersigned, hereby certifies to the Administrative Agent, as of the date hereof, as follows:

1. Names. (a) The exact corporate name of each direct and indirect Subsidiary of Holdings, as such name appears in its respective certificate of incorporation, is as set forth in Schedule 1.

(b) Each Subsidiary (other than Inactive Subsidiaries) listed on Schedule 1 is a Grantor under each of the Security Agreement and the Junior Asset Security Agreement and, except for the Borrower, is a Subsidiary Guarantor under the Affiliate Guarantee Agreement or a comparable guarantee agreement.

(c) No Grantor has used any other corporate name since the consummation of the Plan of Reorganization.

(d) No Grantor has changed its identity or corporate structure in any way since the consummation of the Plan of Reorganization.

(e) Set forth on Schedule 1 is the organizational number of each Grantor that is a registered organization.

(f) Set forth on Schedule 1 is the Federal Taxpayer Identification Number of each Grantor.

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth below its name on Schedule 1.

(b) The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name on Schedule 1.

3. Stock Ownership and other Equity Interests. Attached hereto as Schedule 3(A) is a true and correct list of all the issued and outstanding Capital Stock of the Borrower and each other direct and indirect Subsidiary of Holdings and the record and beneficial owners of such Capital Stock. Attached hereto as Schedule 3(B) is a true and correct list of each equity investment of Holdings, the Borrower or any Subsidiary thereof that represents 50% or less of the equity of the entity in which such investment was made.

4. Debt Instruments. Attached hereto as Schedule 4 is a true and correct list of all instruments, including any promissory notes, and other evidence of indebtedness held by each Grantor that are required to be pledged under the Security Agreement, including all intercompany notes between Holdings and each Subsidiary of Holdings and each Subsidiary of Holdings and each other such Subsidiary.

5. Advances. Attached hereto as Schedule 5 is a true and correct list all advances made by Holdings to any Subsidiary of Holdings or made by any Subsidiary of Holdings to Holdings or to any other Subsidiary of Holdings (other than those identified on Schedule 5), which advances are, or will be on and after the date hereof, evidenced by one or more intercompany notes pledged to the Collateral Agent under the Collateral Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to Holdings or any Subsidiary of Holdings.

6. Real Property. Attached hereto as Schedule 6 is a true and correct list of all real property owned by any Grantor in fee simple.

7. Intellectual Property. Attached hereto as Schedule 7(A) is a schedule setting forth each Grantor’s Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner, the registration number and the expiration date of each Patent, Patent License, Trademark and Trademark License owned by any Grantor. Attached hereto as Schedule 7(B) is a schedule setting forth all of each Grantor’s Copyrights and Copyright Licenses, including the name of the registered owner, the registration number and the expiration date of each Copyright or Copyright License owned by any Grantor.

8. Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of commercial tort claims in excess of $250,000 held by any Grantor, including a brief description thereof.

9. Depository Institutions. Attached hereto as Schedule 8 is a true and correct list of all depository institutions where the Borrower and each Grantor currently maintains bank accounts.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate as of this          day of 200  .

WHEELING-PITTSBURGH CORPORATION

By:
Name:
Title:

EXHIBIT F

FORM OF

AFFILIATE CONSENT

Dated as of May 5, 2008

Each of the undersigned hereby consents to the Amended and Restated Term Loan Agreement dated as of the date hereof (the “Agreement”) and hereby confirms and agrees that notwithstanding the effectiveness of the Agreement, the Affiliate Guarantee Agreement, the Environmental Indemnity Agreement and each Security Document (each as defined therein) to made by the undersigned in favor of the Administrative Agent and the Lenders under the Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects in favor of Essar Steel Holdings Limited, as the Administrative Agent and sole Lender thereunder as of the Effective Date, and their successors and assigns.

ESMARK STEEL SERVICE GROUP, INC.

By
Name:
Title:

METAL CENTERS, LLC

By
Name:
Title:

WP STEEL VENTURE CORPORATION

By
Name:
Title: